Exhibit 99.1

Contact:	Steven Nelson GNC Corporation (412) 288-8389 steven-nelson@gnc-hq.com
GENERAL NUTRITION CENTERS, INC. REPORTS CERTAIN ESTIMATED
FOURTH QUARTER 2006 FINANCIAL RESULTS
Pittsburgh — February 26, 2007 — General Nutrition Centers, Inc. (“GNC” or the “Company”), an indirect wholly owned subsidiary of GNC Parent Corporation, today disclosed estimated ranges with respect to certain of its financial results for the fourth quarter ended December 31, 2006. GNC disclosed the estimates in connection with its private debt offering to be completed as part of the financing for the previously announced agreement of GNC Parent Corporation to be acquired by an affiliate of Ares Management LLC and the Ontario Teachers’ Pension Plan.
GNC plans to file its annual report on Form 10-K for the year ended December 31, 2006, on or before March 31, 2007. It is in the process of completing its audit for 2006 and, as a result, the ranges presented below are preliminary and unaudited. GNC expects to report the following results for the fourth quarter of 2006:
•	net revenues of between $345.2 million and $350.2 million compared to $325.4 million for the same period in 2005;

•	net cash provided by operating activities of between $4.3 million and $5.8 million compared to $29.5 million for the same period in 2005;

•	EBITDA of between $16.6 million and $18.5 million compared to $29.0 million for the same period in 2005; and

•	Adjusted EBITDA of between $39.2 million and $41.1 million compared to $30.2 million for the same period in 2005.
GNC does not intend to update or otherwise revise these estimates.
GNC also disclosed that, as of December 31, 2006, it operated 2,554 company-owned stores in the United States, 134 company-owned stores in Canada, 1,046 domestic franchised stores, 961 international franchised stores in 48 international markets, and 1,227 store-within-a-store locations.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products, vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including more than 1,000 franchise and 1,200 Rite Aid store-within-a-store locations) and franchise operations in 48 international markets. The Company — which is dedicated to helping consumers Live Well — also offers products and product information online.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;
•	unfavorable publicity or consumer perception of our products;
•	the incurrence of material products liability and product recall costs;
•	costs of compliance and our failure to comply with governmental regulations;
•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;
•	economic, political and other risks associated with our international operations;
•	our failure to keep pace with the demands of our customers for new products and services;
•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;
•	disruptions in our manufacturing system or losses of manufacturing certifications;
•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;
•	loss or retirement of key members of management;
•	increases in the cost of borrowings and unavailability of additional debt or equity capital;
•	the impact of our substantial indebtedness on our operating income and our ability to grow;
•	the failure to adequately protect or enforce our intellectual property rights against competitors;
•	changes in applicable laws relating to our franchise operations;
•	our inability to expand our franchise operations or attract new franchisees; and
•	the completion of our audit for 2006, which may adversely affect our current expectations for our results of operations for the fourth quarter of 2006.

We define EBITDA as net income before interest expense (net), income tax expense, depreciation, and amortization. Management uses EBITDA as a tool to measure operating performance of the business. We use EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. We also have historically used EBITDA to determine our compliance with certain covenants in our senior credit facility, and the indentures concerning our senior notes and senior subordinated notes. The reconciliation of EBITDA as presented below is different than that used for purposes of the covenants under the indentures governing the senior notes and senior subordinated notes. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity. Adjusted EBITDA is presented as additional information, as management also uses Adjusted EBITDA to evaluate the operating performance of the business and as a measurement for the calculation of management incentive compensation. Management believes that EBITDA and Adjusted EBITDA are commonly used by security analysts, lenders, and others; however, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies, limiting their usefulness as comparative measures.
Some of the limitations of EBITDA and Adjusted EBITDA are as follows:
•	EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect interest expense or the cash requirements necessary to service interest or principal payments on debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	EBITDA and Adjusted EBITDA reflect the impact on earnings of income resulting from matters we consider not to be indicative of our ongoing operations, certain of which income we eliminate in our computation of EBITDA and Adjusted EBITDA.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. We compensate for these limitations by relying primarily on the GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.
We do not believe it is possible, without unreasonable effort, to estimate net income for the three months ended December 31, 2006, for the purpose of reconciling estimated EBITDA and Adjusted EBITDA to estimated net income for the same period. The following table, however, reconciles estimated EBITDA and Adjusted EBITDA to estimated net cash provided by operating activities for the three months ended December 31, 2006, and actual EBITDA and Adjusted EBITDA to actual net cash provided by operating activities for the three months ended December 31, 2005:

	Three Months Ended December 31,
		2006	2006
	2005	(low range	(high range
	(actual)	estimate)	estimate)
	(dollars in millions)

Net cash provided by operating activities	$29.5	$4.3	$5.8
Cash paid for interest	11.1	11.4	11.4
Cash paid for taxes	—	0.8	0.8
Changes in asses and liabilities	(11.6)	0.1	0.5

EBITDA	$29.0	$16.6	$18.5

Australian operations[a]	—	0.1	0.1
Discretionary payment to stock optionholders[b]	—	17.8	17.8
Incentive compensation[c]	—	3.5	3.5
Non-cash stock based compensation[d]	0.6	0.6	0.6
Legal settlements[e]	0.6	2.6	2.6
Workers’ compensation adjustment[f]	—	(2.0)	(2.0)

Adjusted EBITDA	$30.2	$39.2	$41.1

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(a)	For the three months ended December 31, 2006, the adjustment of $0.1 million represents charges associated with the non-cash loss on the sale of our Australian manufacturing facility, which closed in the fourth quarter of 2006.
(b)	The $17.8 million charge in the three months ended December 31, 2006 was for discretionary payments to vested stock optionholders and an accrual for future discretionary payments to nonvested stock optionholders. The discretionary payment to stock optionholders was made in conjunction with payments made to our parent company’s common stockholders in December 2006. It was recommended to and approved by our board of directors. Our board of directors decided to make the discretionary payment because it recognized that the payments made to our parent company’s stockholders decreased the value of the optionholders’ interests since optionholders were not entitled to receive the payments based upon the terms of their options. Our board also wanted to recognize the optionholders for their contribution to GNC in 2006. The discretionary payment was recorded as compensation expense for employee optionholders and professional fees for nonemployee optionholders. The $0.4 million accrual for nonvested options will be paid upon vesting of these options, or at the consummation of the Merger Transactions, whichever is earlier.
(c)	Incentive compensation paid and accrued for the year ended December 31, 2006 was $31.9 million. Management estimates that $3.5 million in the three months ended December 31, 2006 was attributable to the exceptional financial results for the year ended December 31, 2006.
(d)	Non-cash stock based compensation for the three months ended December 31, 2006 was $0.6 million.
(e)	Included in these settlements were the previously disclosed class action settlement claim, Visa/Mastercard antitrust litigation income, product claim settlement, wage and hour claim, and Nutrition 21 settlement.
(f)	A decrease in our workers’ compensation liability of $2.0 million was recorded for the three months ended December 31, 2006. Included in this adjustment was $2.0 million of one-time adjustments, as identified by management, related to a further refinement of our estimated costs, primarily due to more timely information and our ability to manage claims in a more expedient manner than industry development factors had previously indicated.